Exhibit 10.34
HILLENBRAND, INC.
NON-QUALIFIED STOCK OPTION AGREEMENT

Name of Grantee:	No. of Shares:

Grant Date:	Price per Share:
This Non-Qualified Stock Option Agreement (this “Agreement”) by and between HILLENBRAND, INC. (the “Company”) and the Grantee named above (referred to below as “you”) evidences the grant by the Company of a Non-Qualified Stock Option to you on the date stated above (the “Grant Date”) and your acceptance of such Option in accordance with the provisions of the Hillenbrand, Inc. Stock Incentive Plan, as amended from time-to-time (the “Plan”).
Your Option is subject to the terms and conditions set forth in the Plan (which is incorporated herein by reference), any rules and regulations adopted by the Board of Directors of the Company or the committee of the Board which administers the Plan (collectively, the “Committee”), and this Agreement. In the event of any conflict between the provisions of the Plan and the provisions of this Agreement, the terms, conditions and provisions of the Plan shall control, and this Agreement shall be deemed to be modified accordingly. This grant becomes effective only if you sign and return to the Company a copy of this Agreement evidencing your understanding of the terms and conditions of your Option. Any terms used in this Agreement as capitalized defined terms that are not defined herein shall have the meanings set forth in the Plan.
1. Option Grant. You have been granted an option (the “Option”) to purchase the number of shares of the Company’s Common Stock, without par value (“Common Stock”), set forth above. The Option is a “non-qualified stock option” and is not an incentive stock option within the meaning of Section 422 of the Internal Revenue Code of 1986, as amended (the “Code”).
2. Option Price. The price at which you may purchase the shares of Common Stock covered by the Option is the price per share set forth above.
3. Term of Option. Your Option expires in all events on the tenth anniversary of the Grant Date (the “Latest Expiration Date”). Your Option, however, may expire prior to such Latest Expiration Date (in the event of the termination of your employment by the Company or one of its Subsidiaries) as provided in paragraph 7 of this Agreement. Notwithstanding anything else to the contrary contained in this Agreement, in no event can your Option be exercised after the Latest Expiration Date set forth in this paragraph 3 or after an earlier expiration date provided under paragraph 7.

4. Vesting of Option.
(a) Unless it becomes exercisable on an earlier date as provided in paragraphs 4(b) or 7 below and subject to those paragraphs, your Option will become exercisable with respect to the first 33-1/3 percent of the shares of Common Stock covered by the Option on the first anniversary of the Grant Date and your Option will become exercisable with respect to the second and third 33-1/3 percent of the shares covered by Option on the second and third anniversaries of the Grant Date, respectively, provided that you are and have been continuously employed since the Grant Date as an employee of the Company or one of its Subsidiaries on each such date.
(b) In the event of a Change in Control of the Company (as such term is defined in the Plan), if you are employed by the Company or one of its Subsidiaries at the time such Change in Control occurs, and if you have been continuously employed by the Company or one of its Subsidiaries since the Grant Date, then your Option will become immediately exercisable as to all shares of Common Stock at the time such event occurs.
5. Manner of Exercise. To the extent your Option has become exercisable with respect to certain shares, you may, subject to limitations under applicable law, exercise the Option to purchase all or any part of such shares at any time on or before the date the Option expires, but in no case may fewer than 100 shares be purchased at any one time except to purchase a residue of fewer than 100 shares. You may exercise your Option by giving written notice to the Company on a form acceptable to the Company specifying the number of shares of Common Stock desired to be purchased under this Agreement. The notice must be hand delivered, faxed, or mailed to the Company at its corporate headquarters (currently One Batesville Boulevard, Batesville, Indiana 47006-7756); Attention: General Counsel. The notice must be accompanied by payment of the aggregate option price for such shares, which payment may be made in the following ways: in cash; by delivery of shares of Common Stock; by broker-assisted cashless exercise; or by a combination of the above, in each case subject to the terms and conditions set forth in paragraphs 6(a), 6(b), and 6(c) below. Your Option will be deemed exercised on the date your notice of exercise (with required accompaniments as described in paragraph 6) is received by the General Counsel of the Company at its corporate headquarters during regular business hours.
6. Satisfaction of Option Price.
(a) Payment of Cash. Your Option may be exercised by payment of the option price in cash (including cash equivalents, such as check, bank draft, money order, or wire transfer to the order of the Company).
(b) Payment in Common Stock. Your Option may be exercised by the delivery of unencumbered shares of Common Stock already owned by you for at least six months (either by actual delivery of the shares or by providing an affidavit affirming ownership of the shares in form and manner approved by the Committee). The shares will be valued at their fair market value on the date of exercise as provided in the Plan. The stock certificates for the shares you deliver in payment of the exercise price must be duly endorsed or accompanied by appropriate stock powers. Only stock certificates issued solely in your name or jointly in your and your spouse’s name may be delivered. Only whole shares may be delivered. Any portion of the exercise price in excess of the fair market value of a whole number of shares must be paid in cash. If a certificate delivered in exercise of your Option evidences more shares than are needed to pay the exercise price, an appropriate replacement certificate will be issued to you for the excess shares.

(c) Broker-Assisted Cashless Exercise. You may exercise your Option by executing and delivering the documents necessary to irrevocably authorize a broker acceptable to the Company to sell shares of Common Stock (or a sufficient portion of such shares) acquired upon exercise of the Option and remit to the Company a sufficient portion of the sale proceeds to pay the entire option price and any withholding tax obligation resulting from such exercise.
7. Effects of Termination of Employment.
(a) General. The provisions of this Section apply to your Option in the event of the termination of your employment with the Company or one of its Subsidiaries prior to the Latest Expiration Date. Authorized leaves of absence from the Company or a Subsidiary, or transfers of employment between or among the Company and/or any of its Subsidiaries, shall not constitute a termination of employment for purposes of this Agreement.
(b) Prior to First Anniversary. If your employment with the Company or one of its Subsidiaries terminates for any reason or under any circumstances whatsoever prior to the first annual anniversary of the Grant Date, and if this Option has not previously become exercisable under Section 3(b) by reason of a Change in Control that occurred prior to the termination of your employment, then your Option will expire at the time of the termination of your employment and will not be, and will never become, exercisable as to any of the shares of Common Stock.
(c) On or After First Anniversary. If your employment with the Company or one of its Subsidiaries terminates on or after the first annual anniversary of the Grant Date, the following provisions apply to your Option:
(i) Retirement. If your employment terminates for any reason or under any circumstances other than your death or your discharge by the Company or a Subsidiary for Cause (as defined below), and if at the time of such termination of employment you are at least fifty-five (55) years old and have completed not less than five (5) continuous years of employment with the Company or a Subsidiary ending on such date of termination, your termination of employment will be deemed to be a retirement for purposes of this Option (notwithstanding the fact that it might also fall within one of the other subsections set out below), and upon such retirement this Option (A) will become fully exercisable as to all shares of Common Stock upon such termination of employment, and (B) will expire on (and may be exercised at any time on or before but not after) the earlier of (1) the date that is the fifth (5th) annual anniversary of the date on which your employment terminated; or (b) the Latest Expiration Date (as defined in Section 3). For purposes of determining whether you have had five (5) continuous years of employment prior to your termination of employment under this subsection, any period of continuous employment by Hill-Rom Holdings, Inc. or one of its Subsidiaries prior to April 1, 2008, shall be counted as if you were employed by the Company during such period of employment.

(ii) Disability or Death. If your employment terminates by reason of your disability (as determined by the Committee) or by reason of your death, then upon such termination this (A) Option will become fully exercisable as to all shares of Common Stock upon such termination of employment, and (B) will expire on (and may be exercised at any time on or before but not after) the earlier to occur of (1) the date that is the fifth (5th) annual anniversary of the date on which your employment terminated; or (b) the Latest Expiration Date (as defined in Section 3).
(iii) Termination Without Cause or With Good Reason. If your employment is terminated by the Company or a Subsidiary without Cause for terminating your employment, or if you voluntarily terminate your employment with the Company or a Subsidiary but have Good Reason (as defined below) for doing so (this provision relating to a termination of employment by you for “Good Reason” will not be applicable to you if you do not have a written employment agreement defining the term Good Reason, and your Option will not be subject to the provisions of this clause (iii) in such event), then in either of such events this Option (A) will be exercisable only as to that number of shares as to which it has become exercisable on or prior to the date your employment is terminated (and will not become further exercisable thereafter), and (B) will expire on (and may be exercised at any time on or before but not after) the earlier to occur of (1) the date that is the fifth (5th) annual anniversary of the date on which your employment terminated; or (b) the Latest Expiration Date (as defined in Section 3).
(iv) Termination Under Other Circumstances. If your employment is terminated under any circumstances not falling within one of the above clauses (i)-(iii) of this subsection (c), then upon your termination of employment this Option (A) will be exercisable only as to that number of shares as to which it has become exercisable on or prior to the date your employment is terminated (and will not become further exercisable thereafter), and (B) will expire on (and may be exercised at any time on or before but not after) the earlier to occur of (1) the date that is thirty (30) days after the date on which your employment terminated; or (b) the Latest Expiration Date (as defined in Section 3).
(d) Adjustments by the Committee. The Committee may, in its discretion, exercised before or after your termination of employment, declare all or any portion of your Option immediately exercisable and/or permit all or any part of your Option to remain exercisable for such period designated by it after the time when the Option would have otherwise terminated as provided in the applicable portion of paragraph 7(a), but not beyond the expiration date of your Option as set forth in paragraph 3 above.

(e) Committee Determinations. For purposes of this Agreement and the Plan, the Committee shall have absolute discretion to determine the date and circumstances of termination of your employment, and its determination shall be final, conclusive and binding upon you.
8. Restrictions on Option Exercise.
(a) Even though your Option is otherwise exercisable, your right to exercise the Option will be suspended if the Committee determines that your exercise of the Option would violate applicable laws or regulations. The suspension will last until the exercise would be lawful. Any such suspension will not extend the term of your Option. The Company has no obligation to register the Common Stock covered by your Option under federal or state securities laws or to compensate you for any loss caused by the implementation of this paragraph 8.
(b) Even though your Option is otherwise exercisable, the Committee may refuse to permit such exercise if it determines, in its discretion, that any of the following circumstances is present:
(i) the shares to be acquired upon such exercise are required to be registered or qualified under any federal or state securities law, or to be listed on any securities exchange or quotation system, and such registration, qualification, or listing has not occurred;
(ii) the consent or approval of any government regulatory body is required or desirable and has not been obtained;
(iii) an agreement by you with respect to the disposition of shares to be acquired upon exercise of your Option is determined by the Committee to be necessary or desirable in order to comply with any legal requirements and you have not executed such agreement; or
(iv) the issuance, sale or delivery of any shares of Common Stock is or may in the circumstances be unlawful under the laws or regulations of any applicable jurisdiction.
9. Income Tax Withholding. In connection with the exercise of your Option, you will be required to pay, or make other arrangements satisfactory to the Committee, to satisfy any applicable tax withholding liability. You may elect to have the tax withholding obligation satisfied by having the Company retain shares of Common Stock, otherwise deliverable to you upon exercise of your Option, having a value equal to the amount of your withholding obligation. If you fail to satisfy your tax withholding obligation in a time and manner satisfactory to the Committee, the Company shall have the right to withhold the required amount from your salary or other amounts payable to you.
Any election to have shares withheld must be made (in the manner acceptable to the Company) on or before the date you exercise your Option.

The amount of withholding tax paid by you to the Company will be paid to the appropriate federal, state and local tax authorities in satisfaction of the withholding obligations under the tax laws. The total amount of income you recognize by reason of exercise of the Option will be reported to the appropriate taxing authorities in the year in which you recognize income with respect to the exercise. Whether you owe additional tax will depend on your overall taxable income for the applicable year and the total tax remitted for that year through withholding or by estimated payments.
10. Non-transferability of Option. The Option granted to you by this Agreement may be exercised only by you, and may not be assigned, pledged, or otherwise transferred by you, with the exception that in the event of your death the Option may be exercised (at any time prior to its expiration or termination as provided in paragraphs 3 and 7) by the executor or administrator of your estate or by a person who acquired the right to exercise your Option by bequest or inheritance or by the laws of descent and distribution.
11. Definitions. For purposes of this Agreement, the terms “Cause” and “Good Reason” shall have the following meanings:
(a) “Cause” means:
(i) if the Employee is a party to a written employment agreement with the Company or a Subsidiary that defines “cause” or a comparable term, the definition in that employment agreement, and
(ii) if not, the Company’s good faith determination that the Employee has:
(1) failed or refused to comply fully and timely with any reasonable instruction or order of the Company or applicable Subsidiary, provided that such noncompliance is not based primarily on the Employee’s compliance with applicable legal or ethical standards;
(2) acquiesced or participated in any conduct that is dishonest, fraudulent, illegal (at the felony level), unethical, involves moral turpitude, or is otherwise illegal and involves conduct that has the potential to cause the Company or a Subsidiary or any of their respective officers or directors embarrassment or ridicule;
(3) violated any applicable Company or Subsidiary policy or procedure, including the Company’s Code of Ethical Business Conduct; or
(4) engaged in any act that is contrary to the best interests of or would expose the Company, a Subsidiary, their related businesses, or any of their respective officers or directors to probable civil or criminal liability, excluding the Employee’s actions in accordance with applicable legal and ethical standard.

(b) “Good Reason” means, if the Employee, at termination of employment, is a party to a written employment agreement with the Company or a Subsidiary, the definition given to that term or a comparable term in that agreement, if any.
12. Adjustment in Certain Events. In the event of any merger, reorganization, consolidation, sale of substantially all assets, recapitalization, stock dividend, stock split, spin-off, split-up, split-off, distribution of assets or other change in corporate structure occurring after the effective date of this award, the Board shall adjust the number and kind of shares of Common Stock covered by your Option, and the exercise price, to reflect the change and such adjustment shall be conclusive and binding upon you and the Company.
13. Forfeiture. Your Option and any Common Stock acquired under the Plan and any gain from the sale of any Common Stock acquired under the Plan are required to be forfeited by you, including after exercise or vesting, if, during your employment or within one (1) year following your termination of employment (or any longer period specified in any applicable employment or severance agreement with the Company), you engage in Disqualifying Conduct, which shall mean: (i) your performance of service (including service as an employee, director, or consultant) for a competitor of the Company or its Subsidiaries or the establishing by you of a business which competes with the Company or its Subsidiaries; (ii) your solicitation of employees or customers of the Company or its Subsidiaries; (iii) your improper use or disclosure of confidential information of the Company or its Subsidiaries; or (iv) your material misconduct in the performance of your duties for the Company or its Subsidiaries, as determined by the Committee.
14. No Guarantee of Employment. The grant of this Option does not constitute an assurance of continued employment for any period or in any way interfere with the Company’s right to terminate your employment or to change the terms and conditions of your employment.
15. Other Plans. You acknowledge that any income derived from your Option (or the sale of Common Stock underlying your Option) will not affect your participation in, or benefits under, any other benefit plan maintained by the Company.
16. Administration. The Committee has the sole power to interpret the Plan and this Agreement and to act upon all matters relating to Options granted under the Plan. Any decision, determination, interpretation, or other action taken pursuant to the provisions of the Plan by the Committee shall be final, binding, and conclusive.
17. Amendment. The Committee may from time to time amend the terms of this grant in accordance with the terms of the Plan in effect at the time of such amendment, but no amendment which is unfavorable to you can be made without your written consent.

IN WITNESS WHEREOF the Company and you have executed this Agreement effective as of the Grant Date.

ACCEPTED BY EMPLOYEE:		HILLENBRAND, INC.

By:		By:

	Printed:		Title:

Printed: